Exhibit (d)(15)

ARTISAN FUNDS, INC.

AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

WHEREAS, Artisan Funds, Inc., a Wisconsin corporation registered under the Investment Company Act of 1940 as an open-end diversified investment company (“Artisan Funds”), and Artisan Partners Limited Partnership, a Delaware limited partnership registered under the Investment Advisers Act of 1940 as an investment adviser (“Artisan Partners”), entered into an Investment Advisory Agreement dated February 9, 2006 with respect to Artisan Opportunistic Value Fund (as amended through the date hereof, the “Investment Advisory Agreement”); and

WHEREAS, pursuant to Section 10 of the Investment Advisory Agreement, Artisan Funds and Artisan Partners desire to amend the Investment Advisory Agreement as provided herein;

NOW, THEREFORE, the Parties hereby agree as follows:

1.	Effective as of the date hereof, the Investment Advisory Agreement is hereby amended as follows:

A.	The name “Artisan Opportunistic Value Fund” is changed to “Artisan Value Fund” and all references to the “Fund” in the Investment Advisory Agreement and any subsequent amendments now refer to Artisan Value Fund.

B.	Section 4 of the Investment Advisory Agreement is hereby deleted and replaced in its entirety with the following:

Compensation of Artisan Partners. For the services to be rendered and the charges and expenses to be assumed and to be paid by Artisan Partners hereunder, the Fund shall pay to Artisan Partners a monthly fee at the annual rate of 0.800% of the Fund’s average daily net assets up to $50 million; 0.760% of average daily net assets from $50 million up to $100 million; 0.720% of average daily net assets from $100 million up to $500 million; 0.680% of average daily net assets from $500 million up to $7.5 billion; and 0.640% of average daily net assets over $7.5 billion.

2.	Any capitalized term used herein and not defined herein shall have the meaning assigned to it in the Investment Advisory Agreement.

3.	Except as specifically modified by this Amendment, all terms and conditions of the Investment Advisory Agreement shall remain in full force and effect.

4.

This Amendment constitutes the final, complete, exclusive and fully integrated record of the agreement of the Parties with respect to the subject matter herein and the amendment of the Investment Advisory Agreement with respect to such subject matter. This

Amendment may be executed in one or more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument

Dated: December 1, 2010

Artisan Funds, Inc.

By: /s/ Janet D. Olsen

Janet D. Olsen

General Counsel and Secretary

Artisan Partners Limited Partnership

By: Artisan Investments GP LLC

its General Partner

By: /s/ Janet D. Olsen

Janet D. Olsen

Vice President

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